Exhibit 99.1

United Energy Group Limited to Invest Approximately US$215 Million in

Transmeridian Exploration Incorporated

Houston, June 11, 2008 (PRIMENEWSWIRE) - TRANSMERIDIAN EXPLORATION INCORPORATED (AMEX:TMY) (“Transmeridian”) and United Energy Group Limited (HK: 467.HK) (“United Energy” or “UE) announced today that they have entered into an Investment Agreement (the “Investment Agreement”) in connection with which UEG will acquire at least 90% of the outstanding shares of (i) 15% senior redeemable convertible preferred stock and (ii) 20% junior redeemable convertible preferred stock of Transmeridian (the “Preferred Stock”) and pursuant to which UEG will make a cash infusion to fund Transmeridian’s ongoing capital expenditure program and working capital requirements. UEG will receive shares of new preferred stock and warrants to purchase common stock, representing approximately 60% of the capital stock of Transmeridian on an as-converted, fully diluted basis in exchange for the Preferred Stock it acquires and the cash infusion. The transaction is subject to the approval of UEG’s and Transmeridian’s shareholders, regulatory approval and other terms and conditions contained in the Investment Agreement.

United Energy’s Chairman and Executive Director, Hongwei Zhang stated “We are very pleased to invest in a company with such attractive assets as Transmeridian. This transaction will further strengthen United Energy’s portfolio and demonstrate our commitment to establishing a global footprint of E&P assets”.

Transmeridian’s CEO, Lorrie T. Olivier, stated “We are delighted to have United Energy as a new investor, and we are looking forward to the new opportunities Transmeridian will be able to pursue with this strengthened financial position”.

Terms of the Transaction

UEG has reached agreement with certain significant holders of Preferred Stock to acquire approximately 70% of the outstanding shares of senior preferred stock and 72% of the outstanding shares of junior preferred stock (the “Purchase Agreements”). Under the Purchase Agreements, UEG has agreed with a significant holder to exchange its holdings of senior preferred stock for convertible bonds of UEG and with certain other holders to purchase shares for cash or UEG convertible bonds. Additionally, under the Purchase Agreements, UEG will purchase the shares of junior preferred stock from such significant holders for cash or, at the election of such holders, a combination of cash and shares of common stock of Transmeridian.

UEG will commence a tender offer to acquire the remaining shares of Preferred Stock not subject to the Purchase Agreements. The tender offer has a minimum 90% acceptance threshold that includes the shares subject to the Purchase Agreements. In addition, Transmeridian currently intends to conduct an exchange offer through its subsidiary in which the current 12% senior notes (the “Senior Notes”) would be exchanged for cash and new notes and consents would be solicited to amend the terms of the Senior Notes. The exchange offer will also have a minimum 90% acceptance threshold. If Transmeridian conducts an exchange offer, UEG intends to close the tender offer and the exchange offer simultaneously and has made the closing of each offer conditional on the success of the other. Upon completion of the transaction, Transmeridian intends to redeem any shares of Preferred Stock not subject to the Purchase Agreements or tendered into the tender offer at the same price per share paid in the tender offer.

Following the closing of the two offers, Transmeridian will issue to UEG shares of a new series of preferred stock of Transmeridian (the “New Preferred Stock”) and warrants to purchase shares of Transmeridian common stock (the “Warrants”) in exchange for the shares of Preferred Stock acquired pursuant to the tender offer and the Purchase Agreements and an additional amount in cash. The shares of New Preferred Stock and common stock underlying the Warrants will represent approximately 60% of the outstanding capital stock of Transmeridian on an as-converted, fully diluted basis.

As a result of the transaction, UEG would be entitled to appoint up to four directors of Transmeridian.

Upon completion of the transaction, Transmeridian will cause the issuer of the Senior Notes to offer to repurchase any Senior Notes not exchanged in the exchange offer in accordance with their terms. UEG would be entitled to receive additional shares of New Preferred Stock to the extent that it funds the repurchases and, additionally, UEG may elect to exchange any Senior Notes it owns on the closing date of the transaction for additional shares of New Preferred Stock, up to a maximum total number of 580,000 shares of New Preferred Stock.

Advisors

Citigroup Global Markets Inc. is acting as exclusive financial advisor to United Energy. Shearman & Sterling LLP is acting as legal counsel to United Energy in relation to U.S. law and Slaughter and May is acting as legal counsel to United Energy in relation to Hong Kong law. Jeffries & Co. is advising the special committee of Transmeridian’s board of directors. Akin Gump Strauss Hauer & Feld LLP is acting as legal counsel to Transmeridian.

About Transmeridian Exploration Incorporated

Transmeridian is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian currently has projects in Kazakhstan and southern Russia; its main asset is a 100% interest in the South Alibek field in western Kazakhstan.

About United Energy Group Limited

United Energy is an investment holding company principally investing in the oil and gas business and primarily targets investments in oil and gas fields globally with proved or probable reserves and significant upside reserve potential. United Energy holds certain participating interests in an oilfield project in Bohai Bay Basin in the People’s Republic of China and it is focused on expanding its portfolio to include E&P opportunities in Asia Pacific, Africa, Latin America and other parts of the world.

Cautionary Statement

Transmeridian currently intends to solicit proxies for use at either the 2008 annual meeting or a special meeting of common stockholders, or at any adjournment or postponement thereof, to vote in favor of approval and adoption of the Investment Agreement and certain other matters related to the consummation of the transactions contemplated thereby and, in the case of the 2008 annual meeting to vote on any other matters that shall be voted upon at Transmeridian’s 2008 annual meeting of stockholders. Transmeridian currently intends to file a proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission (the “SEC”) in connection with this solicitation of proxies. All Transmeridian common stockholders are strongly encouraged to read the proxy statement, if and when it is available, because it will contain important information. Transmeridian common stockholders may obtain copies of the proxy statement and related materials, if and when they are available, for free at the SEC’s website at www.sec.gov.

The identity of people who, under SEC rules, may be considered “participants in a solicitation” of proxies from Transmeridian stockholders for use at Transmeridian’s 2008 annual meeting or a special meeting of stockholders and a description of their direct and indirect interests in the solicitation, by security holdings or otherwise, will be contained in the proxy statement on Schedule 14A that Transmeridian currently intends to file with the SEC.

This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Transmeridian or UEG. Any securities offered in connection with the transaction will not be or have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections of Transmeridian’s and UEG’s management and currently available information. They are not guarantees of future performance, and investors are cautioned that all forward-looking statements involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Many factors could cause the actual results, performance or achievements of Transmeridian to be materially different from those that may be expressed or implied by such statements, including but not limited to those discussed in Transmeridian’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended, and other filings with the SEC. Although Transmeridian and UEG believe the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.

Contacts:

United Energy Group Limited	Transmeridian Exploration Incorporated
Rachel Zhang, Executive Director	Lorrie T. Olivier, CEO
Phone: (852) 2522 8287	Earl W. McNiel, CFO
Fax. (852) 2522 6938	Phone: (713) 458-1100
www.uegl.com.hk	Fax: (713) 781-6593
Unit 2112, Two Pacific Place	tmei@tmei.com
88 Queensway, Hong Kong	www.tmei.com
5847 San Felipe, Suite 4300
Houston, Texas 77057

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